Results of
           Meeting of Shareholders

RIVERSOURCE MID CAP VALUE FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Election of Board Members
                                  Affirmative                  Withhold

    Kathleen Blatz               921,337,437.94             25,682,403.51

    Arne H. Carlson              918,799,883.95             28,219,957.50

    Patricia M. Flynn            922,052,007.83             24,967,833.62

    Anne P. Jones                919,800,678.49             27,219,162.96

    Jeffrey Laikind              920,275,318.95             26,744,522.50

    Stephen R. Lewis, Jr.        921,158,573.20             25,861,268.25

    Catherine James Paglia       921,943,856.15             25,075,985.30

    Vikki L. Pryor               921,961,132.64             25,058,708.81

    Alan K. Simpson              917,547,294.87             29,472,546.58

    Alison Taunton-Rigby         921,311,009.48             25,708,831.97

    William F. Truscott          920,922,200.08             26,097,641.37


Amend the Articles of Incorporation to permit the Board to establish the minimum account value and to change the name of the corporation

        Affirmative          Against            Abstain       Broker Non-votes

      900,680,053.83      29,178,509.81      16,821,046.63       340,231.18

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

        Affirmative          Against            Abstain       Broker Non-votes

      906,527,472.39      23,310,697.03      16,841,440.85       340,231.18

Approve changes in fundamental investment policies

Diversification

        Affirmative          Against            Abstain       Broker Non-votes

      904,394,555.01      24,251,940.82      18,033,114.44       340,231.18

Lending

        Affirmative          Against            Abstain       Broker Non-votes
      896,862,345.81      31,413,572.28      18,403,692.18       340,231.18

Borrowing

        Affirmative          Against            Abstain       Broker Non-votes
      900,825,073.76      28,541,759.87      17,312,776.64       340,231.18